EXHIBIT 99.4
ENCORE ACQUISITION COMPANY
UNAUDITED COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE ANADARKO OPERATIONS
Three Months Ended March 31, 2007 and 2006
(In thousands)

	Three Months Ended March 31,
	2007	2006
Revenues:
Oil	$38,939	$41,741
Natural gas	1,633	2,699
Marketing and other	4,813	135

Total revenues	45,385	44,575

Direct operating expenses:
Lease operating expenses	9,089	7,851
Production and other taxes	3,980	3,931
Marketing and other	4,474	72

Total direct operating expenses	17,543	11,854

Excess of revenues over direct operating expenses	$27,842	$32,721

The accompanying notes are an integral part of these Unaudited Combined Statements of Revenues and Direct Operating Expenses.

ENCORE ACQUISITION COMPANY
NOTES TO UNAUDITED COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE
ANADARKO OPERATIONS
1.	Basis of Presentation

On January 16, 2007, Encore Acquisition Company, a Delaware Corporation, (“Encore”) entered into a Purchase and Sale Agreement with certain subsidiaries of Anadarko Petroleum Corporation (“Anadarko”) whereby Encore agreed to acquire all of the ownership interests of Anadarko representing all of the Gooseberry field’s and Elk Basin field’s oil and natural gas properties and associated liabilities (collectively the “Big Horn Basin Operations”) owned by Anadarko. The acquisition closed on March 7, 2007 for a cash purchase price of approximately $352.1 million, subject to contractual post-closing adjustments, as set forth in the agreement.

On January 23, 2007, Encore entered into a Purchase and Sale Agreement with certain subsidiaries of Anadarko whereby Encore agreed to acquire all of the ownership interests of Anadarko representing all of the Williston Basin field’s oil and natural gas properties and associated liabilities (the “Williston Basin Operations” and together with the Big Horn Basin Operations, the “Anadarko Operations”) owned by Anadarko. The acquisition closed on April 11, 2007 for a cash purchase price of approximately $392.5 million, subject to contractual post-closing adjustments, as set forth in the agreement.

Anadarko did not prepare separate stand-alone historical financial statements for the Anadarko Operations in accordance with accounting principles generally accepted in the United States of America. Accordingly, it is not practicable to identify all assets and liabilities, or other indirect operating costs applicable to the Anadarko Operations. The accompanying statements of revenues and direct operating expenses were prepared from the historical accounting records of Anadarko and Encore.

Certain indirect expenses as further described in note 4 were not allocated to the Anadarko Operations’ historical financial records. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and would not be indicative of the performance of the properties had they been owned by Encore.

These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity, and cash flows of the Anadarko Operations, and are not indicative of the results of operations for the Anadarko Operations going forward.

2.	Significant accounting policies

Principles of Combination and Use of Estimates — The accompanying statements of revenues and direct operating expenses are derived from the historical accounting records of Anadarko and Encore. All significant intercompany transactions and balances have been eliminated in combination of the financial statements. Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

Revenue recognition — Total revenues in the accompanying statements of revenues and direct operating expenses include oil, natural gas, natural gas liquids (“NGLs”) and other revenue. Revenue is recognized based on the amount of oil, natural gas and NGLs sold to purchasers when delivery to the purchaser has occurred and title has transferred. Other revenue is comprised of third party sulfur sales coupled with processing and marketing revenues attributable to third party production. The accompanying statements

ENCORE ACQUISITION COMPANY
NOTES TO UNAUDITED COMBINED STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE
ANADARKO OPERATIONS
were prepared using the sales method of accounting for gas imbalances, whereby, as sales volumes exceed the owner’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds the owner’s entitled share of the remaining estimated proved reserves for a given property, a liability is recorded. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

Direct operating expenses — Direct operating expenses are recognized when incurred and consist of direct expenses of operating the Anadarko Operations. The direct operating expenses include lease operating, gathering, processing, and production and other tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs, and other field expenses. Gathering and processing expenses include cost of product, maintenance and repair, and other operating costs. Lease operating and gathering and processing expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and the production activities. Production and other taxes consist of severance and ad valorem taxes.

3.	Contingencies

The activities of the Anadarko Operations are subject to potential claims and litigation in the normal course of operations. Anadarko management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Anadarko Operations.

4.	Excluded expenses

The Anadarko Operations were part of a much larger enterprise prior to the date of the acquisition by Encore. Indirect general and administrative expenses, recovery of COPAS overhead charges to joint venture partners, interest, income taxes, and other indirect expenses were not allocated to the Anadarko Operations and have been excluded from the accompanying statements. In addition, management of Encore believes such indirect expenses are not indicative of future costs or recoveries which would be incurred by Encore.

Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the properties in connection with the purchase price allocation.

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